Exhibit 99.2

USANA Health Sciences, Inc.
Q3 2017 Management Commentary, Results and Outlook
●    Record third quarter net sales of $261.8 million, an increase of 3.0% year-over-year
●    Number of active Customers[1] at quarter-end increased 2.4% to 563,000
●    Third quarter EPS of $0.97, or $1.02 excluding incremental expense related to China and the Company’s internal investigation
●    Company updates 2017 outlook

October 24, 2017
Overview
USANA today reported third quarter net sales of $261.8 million, the highest sales quarter in the Company’s history.  Compared to $254.2 million in the prior-year period, net sales increased by 3.0% and were unaffected by currency exchanges rates, which were neutral for the quarter.
In addition to achieving record net sales, we celebrated our 25th anniversary at our annual International Convention where we made several important announcements to thousands of Associates.  These announcements included the introduction of our new skincare line, Celavive®, and the entry into four new European markets.
The highly-anticipated announcement of USANA’s new Celavive® skin care line, featuring USANA’s InCelligence™ technology, was made at our 2017 International Convention.  Celavive® was made available for purchase exclusively to convention attendees, which allowed USANA to get this new product line into the hands of its brand advocates prior to the official launch in 2018.  This pre-launch availability created an opportunity for important pre-market user experience and time for each Associate to create their Celavive® business plans leading into 2018.  We will officially launch the Celavive® line in select markets in January 2018, and then systematically roll it out to other markets around the world during the remainder of 2018.

1 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of September 30, 2017.  During the first quarter of 2017, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers.  To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers.  The tables, which are part of the Company’s earnings release, however, will continue to separately disclose the number of active Associates and active Preferred Customers.

In comparison to USANA’s previous skin care offering, Sense, which was introduced in 2002, Celavive® is a completely new, personalized experience.  Celavive® offers a more comprehensive skin care regimen benefiting multiple skin care types and ethnicities, upgraded science featuring InCelligence™ technology, and more noticeable user benefits.  Considering these enhancements, we believe that Celavive® will generate incremental sales to a new customer demographic and thereby grow our skin care line from 6% of net sales to an estimated 10% of net sales by the end of 2018.
In addition to the Celavive® announcement, during the USANA International Convention, we announced the opening of four new European markets – Germany, Spain, Italy, and Romania.  The opening of these new markets will occur in mid-2018.  According to Direct Selling News, Germany is the fourth-largest direct selling market in the world while Italy is the 12th largest market.
To properly leverage and maximize anticipated growth in these markets, each of these four new markets will be driven by local management, while being supported by our European regional headquarters in Paris, France.  To strategically maximize consumer demand and increase the velocity of market performance, USANA has already made products available for purchase to Preferred Customers on a not-for-resale basis in these markets.
As discussed last quarter, USANA’s Portfolio and R&D teams are anxiously engaged in a renewal strategy for our Foods line, focused on resolving the important matters that negatively impacted Customers.  Material progress has been made in restoring a high consumer satisfaction with our Foods line by the reactivation of Nutrimeal products, as well as identifying updates that will enhance consumer experience with the USANA MySmart line.

Q3 2017 Results
Net sales for the third quarter of 2017 were $261.8 million, compared with $254.2 million in the prior-year period, an increase of 3.0%.  Changes in currency exchange rates were neutral on a year-over-year basis.  The total number of Active Customers increased by 2.4% year-over-year to 563,000.
Net earnings for the third quarter were $23.8 million, compared with $30.1 million during the prior-year period.  Lower gross margins combined with higher SG&A and a higher effective tax rate reduced net earnings during the quarter.
Earnings per diluted share for the third quarter were $0.97, compared with $1.20 in the prior year period.  The expense related to China and the Company’s internal investigation, which was disclosed in February 2017, negatively impacted earnings per diluted share by approximately $0.05.
Weighted average diluted shares outstanding were 24.6 million as of the end of the third quarter of 2017, compared with 25.1 million in the prior-year period.  The Company repurchased 865 thousand shares during the quarter for a total investment of $50 million.  The Company ended the quarter with $191.7 million in cash and cash equivalents and no debt.  As of September 30, 2017, there was $50 million remaining under the current share repurchase authorization.
Quarterly Income Statement Discussion
Gross margins decreased 30 basis points from the prior year to 82.0% of net sales.  The decline in gross margins was a result of a change in market sales mix, a higher cost of material and operating costs in China, and increased scrap costs related to our foods and skincare products that are being phased out.  The lower gross margin was partially offset by modest currency improvements and by our annual price adjustments.
Associate Incentives were 44.3% of net sales during the quarter, which were essentially flat with the 44.4% reported for the third quarter of the prior year.

Selling, general and administrative expense increased 190 basis points from the prior year to 25.7% of net sales. Selling, general and administrative expense was higher primarily due to higher spending associated with (i) our 25th anniversary celebration at our annual International Convention; (ii) incremental expense related to the Company’s previously disclosed internal investigation; and (iii) continued investments in our information technology infrastructure.  Incremental costs associated with our 25th anniversary totaled approximately $2.3 million.  Costs associated with China and the internal investigation totaled approximately $1.9 million for the third quarter.  Additionally, the Company recognized an impairment on a note receivable from a former supplier of approximately $1.6 million.
The effective tax rate increased 920 basis points from the prior year to 25.8% of net sales.  The effective tax rate for the third quarter was higher due primarily to a decrease in excess tax benefits associated with the accounting standard update ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.
Regional Financial Results
Asia Pacific Region: Q3 2017 Net sales of $199.3 million; 76.1% of Consolidated Net Sales
Net Sales in the Asia Pacific region increased 4.7% year-over-year.  The number of active Customers in the region increased by 6.5% year-over-year.
Greater China: Net sales in Greater China increased 5.5% year-over-year.  The number of active Customers in the Greater China region increased 6.3% year-over-year.  In mainland China, local currency sales increased 7.2% while the number of active Customers increased 8.7%.
Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region decreased 3.8% year-over-year.  The number of active Customers in the Southeast Asia Pacific was flat compared to the previous year period.  The decrease in net sales was driven primarily by results in the Philippines, where local currency sales decreased 10.2% and the number of active Customers decreased 10.3%.
North Asia: Net sales in North Asia increased 35.9% year-over-year.  This growth was driven by 39.1% active Customer growth in South Korea, where local currency net sales increased by 41.8% year-over-year.

Americas and Europe Region: Q3 2017 Net Sales of $62.5 million, 23.9% of Consolidated Net Sales
In the Americas and Europe region, net sales decreased 2.1%, while the number of active Customers decreased 8.6%.  While we continue to face a challenging trend in the Americas and Europe region, we will continue to offer short-term promotions leading up to the launch of Celavive® and the opening of our new European markets next year.  Additionally, we are evaluating new strategies, including the addition of new leadership in an effort to generate long-term growth in the Americas and Europe.
Outlook
The Company is updating its consolidated net sales and earnings per share outlook for fiscal year 2017 as follows:
▪	Consolidated net sales approaching $1.030 billion (the top end of the company’s previously issued guidance of $1.015 billion and $1.030 billion); and
▪	Earnings per share of approximately $3.70 (previously $3.50 and $3.70)
The Company’s outlook reflects:
•	No significant impact from changes in currency exchange rates during the fourth quarter;
•	An operating margin of approximately 14% for the fourth quarter, which includes continued investments in the business;
•	An effective tax rate of 31.2% for 2017, which excludes any prospective impact from excess tax benefits; and
•	An annualized diluted share count of approximately 24.7 million.

Our current estimates continue to project another record revenue year for USANA.  Our updated outlook anticipates incremental investments in the business that are intended to drive customer growth across our regions.  Investments in the business will continue to ensure that (i) our products remain at the forefront of science; (ii) our infrastructure is sound; and (iii) our technology supports our growing customer base and enhances their overall experience with USANA.  We continue to have confidence in the Company’s long-term growth trajectory and look forward to finishing 2017 strong and continuing to grow in 2018.

Kevin Guest
CEO
Douglas Hekking
CFO
Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280

Non-GAAP Financial Measures
Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company’s internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results.  Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.